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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Shareholders
Dollar Tree Stores, Inc.:

We consent to the incorporation by reference in this Registration Statement Amendment No. 3 on Form S-4 (333-61139) of our report dated January 20, 1998, with respect to the consolidated balance sheets of Dollar Tree Stores, Inc. and subsidiaries as of December 31, 1996 and 1997 and the related consolidated income statements and statements of shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Annual Report on Form 10-K for the year ended December 31, 1997, and to the references to our firm under the headings "Selected Financial Data" and "Experts" in the Prospectus.

/s/ KPMG Peat Marwick LLP

Norfolk, Virginia
November 9, 1998